Exhibit 4.18

For Bank Use		Name of Customer	Identification No.	Branch	Account No.	CF-70 – Corporations (Document Category – For Internal Use)
	1.	ODDITY TECH LTD	514936269	* * *	* * *
	2.
	3.
	4.

To Bank Hapoalim B.M.

Application for Allocation of Rollover Credit Facility Drawn Up on 21.12.2025.

1.General

1.1

We, the undersigned, hereby apply to the Bank to allocate a credit facility to us in the accounts that are specified at the top of this Application (hereinafter, jointly and severally: the “Facility Accounts”), all in accordance with the terms specified in this Application below and in the other Credit Documents. The delivery of this Application by us to the Bank does not obligate the Bank to allocate the Credit Facility to us, and the Bank will have discretion whether to grant, fully or partially, our application to allocate the Credit Facility on the terms determined by it or to reject it. Without derogating from the generality of the foregoing, it is clarified that, in any event, the actual allocation of the Credit Facility is conditional on the fulfilment, to the satisfaction of the Bank, of all the conditions precedent for the allocation of the Credit Facility, as have been or will be determined by the Bank, including the provision of Securities as has been or will be determined by the Bank, and on none of the Facility Account having any other credit facility in effect in it that can be utilized for all or some of the types of Credit set forth in Section 2.3 below, as the case may be.

1.2

Only the actual allocation of the Credit Facility in the Facility Accounts will constitute the agreement of the Bank to grant our application to allocate a Credit Facility to us, and all of the terms and provisions included in the Credit Documents will apply to such Credit Facility (hereinabove and hereinafter: the “Credit Facility”).

1.3

We will be permitted to utilize the Credit Facility for any purpose permitted by law and in accordance with the provisions of the Credit Documents by submitting applications for Credit of the types and on the terms set forth in this Application below.

2.Terms of the Credit Facility

2.1	Amount of the Credit Facility – The amount of the Credit Facility is (select one of the following): ☐ NIS / ☒ US$ 245,000,000 (hereinafter: the “Facility Amount”).
2.2	Term of the Credit Facility (select one of the following):
2.2.1	☐ Renewable Credit Facility:[1]
2.2.1.1

The Credit Facility will be in effect from the date on which all of the conditions precedent for its allocation, including signature of this Application by all of the holders of the Facility Accounts, have been fulfilled to the satisfaction of the Bank (hereinafter: the “Facility Start Date”) until (inclusive). Thereafter, the Credit Facility will be renewed for additional terms of (select one of the following): ☐ one month / ☐ three months / ☐ six months / ☐ 12 months each (hereinafter: respectively: the “Facility Renewal Date” and “Additional Term”) unless we have notified the Bank in writing at any time that we do not wish the Credit Facility to be renewed or the Bank has notified us in writing of non-renewal at least thirty (30) days before the Facility Renewal Date (the last date of the first term of the Credit Facility and the last date of each Additional Term will be referred to hereinafter, as the case may be: the “Facility End Date”). The renewal of the Credit Facility will be on such terms as are in effect at the time of each such renewal or on such other terms as the Bank may notify us of in writing at least thirty (30) days before the relevant Facility Renewal Date. Notwithstanding the foregoing, the Bank may renew the Credit Facility for Additional

1 Unless expressly stated otherwise by the Bank, that stated in Section 2.2 with respect to the initial term of the Credit Facility and the additional terms, if any, overrides anything stated or displayed on this matter in any of the current reports and information screens that are displayed in any of the service channels to which the account is attached.

Terms that are shorter or longer than the term stated above (but that are for no longer than one year) each time and, in such a case, the terms: “Facility Renewal Date” and “Additional Term” will have the relevant respective meanings, as the case may be. The Bank will notify us in writing of the renewal of the Credit Facility for such shorter or longer Additional Term.

2.2.1.2

If the Bank chooses, for any reason and at its discretion, not to grant this Application for the allocation of a credit facility, or not to actually allocate a credit facility, including because any of the conditions precedent for the allocation of a credit facility stated in Section 1.1 is not fulfilled in full to the satisfaction of the Bank by , this Application will be null and void, and if we wish for a credit facility to be allocated to us in any of the Facility Accounts, we will be required to submit a new application for that purpose.

2.2.2	☒ Fixed Term Credit Facility
2.2.2.1

The Credit Facility will be in effect from the date on which all of the conditions precedent for its allocation, including signature of this Application by all of the holders of the Facility Accounts, have been fulfilled to the satisfaction of the Bank (hereinafter: the “Facility Start Date”) from 15.01.2026 until 15.01.2029 (inclusive) (hereinafter: the “Facility End Date”).

2.2.2.2

If any of the aforementioned conditions precedent is not fulfilled in full to the satisfaction of the Bank by , this Application will be null and void, and if we wish the Credit Facility to be allocated to us, we will be required to submit a new application for that purpose.

2.3	Types of Credit for utilization under the Credit Facility[2]

During the period from the Facility Start Date to the Facility End Date, we may request the Bank to advance to us, under the Credit Facility, Credit in the currencies, at the nominal annual interest rate (assuming no arrears in repayment of the Credit), and on the additional terms specified below, in every case subject, inter alia, to the payment of fees and expenses as customary at the Bank, and as will be specified, in accordance with any law, in the Credit Documents for the Credit that will be utilized on account of the Credit Facility as aforesaid (select one or more of the following):

☒ Short-term loans on foreign currency loans and/or an appendix regarding periodic interest rates on foreign currency loans (hereinafter, as the case may be: “Foreign Currency Loan Interest Rates Appendix”) is signed by us in connection with this Application, also short-term loans (up to a year) with consecutive periodic repayments (monthly, quarterly, or half-yearly) of principal and interest throughout the life of the loan, in the foreign currencies and with variable interest of the various types and at the various rates specified in the relevant Foreign Currency Loan Interest Rates Appendix.

☐ Short-term rollover loans in New Israeli Shekels with variable interest at the annual rate and on the additional terms specified in Document CF70(6) “Application to Update Terms of Credit Facility and to Set Terms for Utilization of Rollover Loans Thereunder.”

2.4	Additional types of Credit that can be utilized under the Credit Facility subject to future agreement on their terms

In addition to that stated in Section 2.3 above and without derogating from that stated therein, additional types of Credit that can, in principle, be requested for utilization under the Credit Facility in accordance with their terms are as follows. However, since it is not possible to determine all of the terms that will apply in connection with the utilization on the date of the drawing up of this Application, it is clarified that utilization of the following types of Credit under the Credit Facility is also subject, inter alia, to our reaching agreement with the Bank as to all of the terms in connection with the utilization of each such Credit each time we request to utilize such Credit on account of the Credit Facility taking into account the standard terms of the Bank at each relevant date with respect to us in connection with advancing Credit of the type sought and taking into account its characteristics (check the relevant boxes):

☐ Short-term loans (up to a year) of types not specified in section 2.3 above.

☒ Long-term loans that shall not exceed 5 years from the date 15.01.2026 in the following foreign currencies.

☐ Bank guarantees.

☐ Documentary credit.

☐ For Large Businesses – Short-term variable interest rate overdraft facilities in USD.

2 On-call credit loans cannot be utilized on account of the Credit Facility.

2.5	Balance for utilization on account of the Credit Facility
2.5.1

For the purpose of calculating the amounts remaining for utilization on account of the Credit Facility, on each relevant calculation date, the aggregate amount of the Credit of the types specified in Section 2.3 above and the additional types specified in Section 2.4 above, if any has been advanced to us (including Credit of the types stated that has been, or will be, advanced to us in the Facility Accounts, whether such Credit has been advanced to us under the Credit Facility or not under the Credit Facility), even if the agreed repayment date of any such Credit Amounts has not yet arrived, will be deducted from the amount of the Credit Facility, as follows:

2.5.1.1

All of the balances of the amounts of the Credit of the types specified in Section 2.3 above that have been utilized on account of the Credit Facility and the amounts of interest that have accrued but have not yet been charged and that have not yet been repaid by the relevant calculation date; and

2.5.1.2

If overdraft facilities are included among the types of Credit that are specified in Section 2.4 above, and if overdraft facilities have been allocated to us under the Credit Facility, the higher of the following two:

2.5.1.2.1	The amounts of the overdraft facilities that are in effect; and
2.5.1.2.2	The amounts of the debit balances on the current account (including unapproved debit balances in the Facility Accounts on which there are approved overdraft facilities).

The Facility Amount, less all of the amounts stated in this Section 2.5 above, will be referred to hereinabove and hereinafter as of each relevant calculation date as the “Utilization Balance”.

2.5.2	Foreign currency amounts

If an amount of Credit that has been utilized on account of the Credit Facility is denominated in any foreign currency, then, for the purpose of calculating the Utilization Balance, the Facility Amount and the amount of each tranche of Credit that has been utilized on account thereof in any such foreign currency will be calculated in New Israeli Shekels at the Representative Rate of the relevant foreign currency. In addition, if the Facility Amount is denominated in U.S. dollars, after the conversion stated in this Section 2.5.2 above has been made, the total of all of the amounts calculated in New Israeli Shekels, as stated, plus the amount of each tranche of Credit that has been utilized on account of the Credit Facility in New Israeli Shekels will be calculated in U.S. dollars at the Representative Rate of the U.S. dollar.

As of the last business day before the date of this Application, the amount that has been utilized on account of the Credit Facility (the Facility Amount less the Utilization Balance as calculated in accordance with Section 2.5 above) is (select one of the following):

☐ NIS / ☐ US$

2.5.3	Restrictions on the utilization of the Utilization Balance for the different types of Credit

With respect to the types of Credit specified below, the following restrictions will apply in connection with the utilization of the Utilization Balance (check one or more of the following and complete, as necessary):

2.5.3.1

☐ With respect to the following type of Credit: , the maximum amount that may be utilized on account of the Credit Facility will not exceed the lower of (select one of the following):[3] ☐ NIS or the Utilization Balance / ☐ US$ or the Utilization Balance.

2.5.3.2

☐ With respect to the following type of Credit: , the maximum amount that may be utilized on account of the Credit Facility will not exceed the lower of (select one of the following):[6] ☐ NIS or the Utilization Balance / ☐ US$ or the Utilization Balance.

2.6	Conditions precedent to the utilization of the Credit Facility

The utilization of the Credit Facility on each relevant date will be conditional upon the satisfaction of all of the following conditions:

3 Check this optional section if it is desired to restrict the utilization amount of a particular type of credit on account of the Credit Facility.

2.6.1

There will be no restriction or impediment by law (including any order, direction or instruction of any competent authority or body), pursuant to our documents of incorporation or any other agreement with respect to the provision of the Credit, the repayment of the Credit Amounts or the securities for it, their creation, their validity, the rights under them or their realization, and no approvals, agreements or permits from any entity or the taking of any other steps by us or by any third party for this purpose are required.

2.6.2

We will not be in breach of any of our undertakings under this Application, and none of the cases in which the Bank may cancel the Credit Facility or reduce its amount, as specified in Section 2.8 below, applies.

2.6.3

All of the securities, encumbrances, and guarantees that the Bank has demanded as a condition to advancing any of the types of Credit on account of the Credit Facility will be provided to the Bank, and all of the documents required for this purpose will be signed in favor of the Bank in the standard form and on the standard terms and conditions of the Bank between the Bank and us or between the Bank and the guarantors of our obligations and undertakings to the Bank; and all of the permits and approvals that the Bank has demanded as a condition to advancing any of the types of Credit on account of the Credit Facility will be provided to the Bank, all as specified in Section 5 below, headed “Additional terms.”

2.6.4	The Facility Amount will not be exceeded as a result of honoring our application to utilize Credit of any sort on account of the Credit Facility (whether fully or partially).
2.6.5

According to the calculations of the Bank, none of the restrictions prescribed under the Directives of the Supervisor of Banks – Proper Banking Conduct (including Proper Banking Conduct Directive 313, or any other restriction in this regard) will be breached. If this condition precedent is not satisfied and it is not possible to advance the full amount of the Credit from the Credit Facility, the terms of the Credit Facility will be adjusted by written agreement between the Bank and us.

2.6.6

☐ Without derogating from that stated in Sections 2.6.1-2.6.5 above, any advance of the Credit is conditional upon full and eligible security being provided to the Bank for the purpose of reducing the credit risk, such that, according to the calculations of the Bank, it will not be necessary at any time whatsoever to allot supervisory capital in respect of any credit risk in connection with the Credit Facility and the Credit (including in accordance with Proper Banking Conduct Directive 203 on the standard approach to credit risk).[4]

2.6.7

☐ Without derogating from that stated in Section 2.6 above and if the details of a number of customers are stated at the beginning of this Letter, utilization of the Credit Facility on any relevant date will also be conditional upon the existence of mutual guarantees by you in favor the Bank without limitation as to their amount as security for repayment of all of the debts and obligations of each of you to the Bank, in every case in the standard form and on the standard terms and conditions of the Bank.[5]

2.7	Prohibition against exceeding the Facility Amount

By signing at the foot of this Application, we undertake to manage the Facility Accounts such that the Facility Amount will not be exceeded at any time. Without derogating from the provisions of this Application, the amount of any excess over the Facility Amount, if any is created, will be repaid by us immediately upon its creation, without a requirement for any notice or demand to be sent by the Bank to do so. Without derogating from our undertaking stated above, or the terms and conditions of any of the Credit Documents and subject to every law, the Bank may act in accordance with all of its rights in accordance with the Credit Documents with respect to any excess over the amount of the Facility, if any is created and is not repaid by us immediately upon its creation.

2.8	Cancellation of the Credit Facility or reduction of its amount
2.8.1

The Bank may, immediately and without giving prior notice, cancel the Credit Facility or reduce the Facility Amount (including by setting the Facility Amount as being equal to the amounts that have been utilized on account of the Credit Facility as of that date) in any case where there is a risk to the ability of the Bank to collect all or part the amounts of the Credit due to an adverse change in our solvency; or upon the creation of other conditions in accordance with that stated under the Credit Documents that require the immediate cancellation of the Credit Facility or of a line of one of the types of credit included

4This optional section should be checked if it is not wished for capital to be allotted in respect of the credit risk of the facility since, according to this section, a condition of the utilization of the facility is that no capital will be allotted in respect of the utilization.

5 This optional section should be checked if there are multiple customers and it is wished to make the utilization of the Credit Facility conditional upon the existence of mutual guarantees of the customers to which the joint Credit Facility is being given.

in it, or an immediate reduction in their amount; or if any event occurs in accordance with that stated in the Credit Documents that gives the Bank a right to accelerate the repayment of any amount of the Credit Amounts (even if the Bank does not exercise the right and without taking into account the length of any warning, cure or waiting periods that have been agreed upon in writing); or in other cases that are permitted in accordance with any law.

2.8.2

In the case of cancellation of the Credit Facility or a reduction in the Facility Amount, as stated above, the Bank will send us a notice of this simultaneously with cancelling the Credit Facility or reducing the Facility Amount, as stated.

2.8.3

It is clarified that nothing stated in this Application derogates from any of the rights of the Bank to demand immediate repayment by us of all or part the Credit Amounts to the Bank in accordance with the terms and conditions provided in any of the Credit Documents under which any such Credit has been or will be advanced to us.

2.9	Multiple holders, provision of information, and waiver of confidentiality

If the details of a number of customers are stated in the preamble to this Application, the provisions of this Section 2.9 below will apply in connection with the Credit Facility:

2.9.1

Provision of information and waiver of confidentiality – by signing at the foot of this Application, each of us: waives his right to banking confidentiality (if he has such right by law or agreement or otherwise) with respect to this Application, including, with respect to the Credit Facility and the Credit that any of us has utilized or will utilize on account of the Credit Facility; agrees that the Bank may (but is not obligated to) provide to all or any of us any information in connection with any of the above through any means of communication that the Bank deems fit; undertakes not to make any allegation, demand or claim against the Bank, its employees or any party on its behalf in connection with the provision of information, as aforesaid, to any of us for any reason; and undertakes to bear liability for any damage or loss that may be caused to any of us as a result of the provision of any information, as aforesaid, by the Bank to any of us.

2.9.2

If not all of the Facility Accounts are held jointly for all of us with joint and several liability, then, by signing at the foot of this Application, each of us: agrees that each of us may utilize the Credit Facility in accordance with the terms and conditions of this Application and in accordance with the set of authorizations and other terms and conditions of management of the relevant Facility Account without requiring the receipt of additional approval from any of us who is not a joint holder of that account; agrees that, in the case of utilization of all or part of the Facility Amount, by any of us, as stated, the other holders of the Facility Accounts may utilize the remaining amount for utilization on account of the Credit Facility, as stated in Section 2.5.1 above, if any, and waives any allegation, demand or claim against the Bank in connection with this.

2.9.3

By signing at the foot of this Application, each of us undertakes that he will be liable to the Bank, as a complete, absolute and irrevocable undertaking, for the full and exact repayment of all of the amounts that are, or will be, due to the Bank from him in respect of, and in connection with, all of the Credit that is utilized by him from the Credit Facility, in accordance with the terms of the Credit Documents that have been signed by him in favor of the Bank.

3.	Fees and expenses

In connection with the Credit Facility, we will pay Bank the fees specified in this Section 3 below, which will be charged to the New Israeli Shekels current account with account number 658485 at the 600 (Business branch) branch of the Bank. That stated below, does not include details of the fees in respect of, or in connection with, the management of the Facility Accounts and the provision of any credit in these accounts on account of the Credit Facility, which will be specified in the other Credit Documents (check the relevant boxes):

3.1	☒ Fees for Handling of Credit and Securities (for a Large Business) / Handling of Credit and Securities for a Small Business.
3.1.1	Service in respect of which the fee is collected – Handling of the allocation of the Credit Facility.
3.1.2	Amount of the fee – NIS 11,250.
3.1.3	Rate of the fee and its method of calculation – 75% of the Facility Amount (select one of the following):

☐ In accordance with that provided in the Fee List of the Bank, whatever it may be on the Facility Start Date. It is clarified that, in any event, the amount of the handling fee that is presented above will not be less than the minimum amount provided in the Fee List of the Bank, if any, and will not exceed the maximum amount provided in the Fee List of the Bank, if any. If the Facility Amount is denominated in U.S. dollars, then, for the purpose of determining the amount of the handling fee, the Facility Amount will be calculated in New Israeli Shekels in accordance with the Buying Rate Prevailing at the Bank for U.S. dollars (but without deducting the conversion fee or any tax, levy or mandatory or other payments and the like) whatever it may be on the Facility Start Date. The amount of the handling fee that is presented above may vary if there is a change in the Fee List of the Bank or in the exchange rate mentioned below between the date of drawing up this Application and the Facility Start Date and, if the Facility Amount is denominated in U.S. dollars, if there is a change in the exchange rate referred to above.

☒ As agreed between us and the Bank. If the Facility Amount is denominated in U.S. dollars, then, for the purpose of determining the amount of the fee referred to above, the Facility Amount will be calculated in New Israeli Shekels in accordance with the Buying Rate Prevailing at the Bank for U.S. dollars (but without deducting the conversion fee or any tax, levy or mandatory or other payments and the like) whatever it may be on the Facility Start Date. The amount of the handling fee that is presented above may vary if the Facility Amount is denominated in U.S. dollars if there is a change in the exchange rate referred to above.

3.1.4	Date of collection of the fee – On the Facility Start Date unless stated otherwise.
3.2	☒ Allocation of credit – Large Business (select one of the following):
3.2.1	☐ Fee in respect of the allocation of a credit facility
3.2.1.1

In respect of the allocation of the Credit Facility for the term commencing on the Facility Start Date or the Facility Renewal Date, as the case may be, until the Facility End Date, we will pay the Bank an “allocation of credit – large business” fee (hereinafter: the “Fee”).

3.2.1.2	The Fee will be in the annual amount of % of the Facility Amount, which is (select one of the following):

☐ As provided in the fee list of the Bank as of the date of the drawing up of this Application (this percentage and also the amount of the Fee that is derived from it may be changed from time to time, inter alia, if there is a change in the fee list of the Bank).

☐ As agreed between us and the Bank (not less than the minimum amount and not more than the maximum amount provided in the fee list of the Bank, if any such amounts are provided).

3.2.1.3

The annual amount of the Fee will be calculated as the product of the Revalued Facility Amount and the annual amount of the Fee specified above. As of the date of the drawing up of this Application, the amount of the Fee is NIS per year (hereinafter: the “Fee Amount”). If the Facility Amount is denominated in U.S. dollars, then, for the purpose of calculating the Fee Amount, the Revalued Facility Amount will be calculated in New Israeli Shekels each day during the term in respect of which the Fee is being paid in accordance with the Representative Rate of the U.S. dollar and in accordance with the Representative Rate of each of the other currencies in which any overdraft facilities are allocated to us on account of the Credit Facility as of the date of the relevant calculation. The Fee Amount may be changed, inter alia, if there is a change in the Representative Rate of the U.S. dollar or the Representative Rate of any of the other aforementioned currencies.

3.2.1.4	The Fee Amount will be paid by us proximate to the beginning of (select one of the following):

☐ Each calendar month, in respect of the previous month.

☐ Each calendar quarter, in respect of the previous quarter.

3.2.2	☒ Fee in respect of the non-utilization of the Credit Facility:
3.2.2.1	In respect of each day of the term commencing with the Facility Start Date or the Facility

Renewal Date, as the case may be, until the Facility End Date on which the all or part of the Credit Facility is not utilized (hereinafter: a “Non-Utilization Day”), we will pay the Bank an “allocation of credit – large business” fee (hereinafter: the “Fee”).

3.2.2.2	The Fee will be in the annual amount of 0.3%, which is (select one of the following):

☐ As provided in the fee list of the Bank as of the date of the drawing up of this Application (this percentage and also the amount of the Fee that is derived from it may be changed from time to time, inter alia, if there is a change in the fee list of the Bank).

☒ As agreed between us and the Bank (not less than the minimum amount and not more than the maximum amount provided in the fee list of the Bank, if any such amounts are provided).

3.2.2.3

The amount of the fee for each Non-Utilization Day will be calculated as the product of the Unutilized Daily Balance, whatever that may be on the relevant day, and the annual percentage of the Fee specified above divided by the complete number of days in the calendar year in which the calculation is being made (365 or 366, as the case may be). As of the date of the drawing up of this Application, the maximum amount of the Fee (on the assumption that the Credit Facility is in effect for a year and on the assumption that the Credit Facility is not utilized at all that year) is NIS 2,359,350 per year (hereinafter: the “Fee Amount”). If the Facility Amount is denominated in U.S. dollars or the amount of Credit that is utilized on account thereof is denominated in U.S. dollars or any other foreign currency, then, for the purpose of calculating the Fee Amount, the Revalued Facility Amount and the Unutilized Daily Balance will be calculated in New Israeli Shekels each day during the term in respect of which the Fee is being paid in accordance with the Representative Rate of the U.S. dollar and in accordance with the Representative Rate of each of the other currencies in which Credit of any type has been advanced to us on account of the Credit Facility as of the date of the relevant calculation. The Fee Amount may be changed, inter alia, if there is a change in the Representative Rate of the U.S. dollar or the Representative Rate of any of the other aforementioned currencies.

3.2.2.4	The Fee Amount will be paid by us on the first business day of (select one of the following):

☐ Each calendar month, in respect of the previous month.

☒ Each calendar quarter, in respect of the previous quarter.

(hereinafter: the “Fee Payment Dates”).

3.3	Allocation of credit – small business
3.3.1

Except where the Facility Amount is denominated in U.S. dollars, in respect of the allocation of the Credit Facility for the term commencing on the Facility Start Date or the Facility Renewal Date, as the case may be, until the Facility End Date, we will pay the Bank an “allocation of credit – small business” fee (hereinafter: the “Fee”).

3.3.2	The Fee will be in the annual amount of % of the Facility Amount, which is (select one of the following):

☐ As provided in the small businesses fee list of the Bank as of the date of the drawing up of this Application (this percentage and also the amount of the Fee that is derived from it may be changed from time to time, inter alia, if there is a change in the small businesses fee list of the Bank).

☐ As agreed between us and the Bank (not less than the minimum amount and not more than the maximum amount provided in the fee list of the Bank, if any such amounts are provided).

3.3.3

Method of calculation of the Fee – The amount of the Fee will be calculated on each of the Fee Payment Dates, as set forth below, in respect of the period from the relevant Fee Payment Date (including that date) to the next Fee Payment Date (not including that date) or until the Facility End Date, whichever is earlier, as the product of the Revalued Facility Amount and the annual amount of the Fee specified above. As of the date of the drawing up of this Application, the annual amount of the Fee is NIS per year (hereinafter: the “Fee Amount”).

3.3.4	Fee Payment Date – The amount of the Fee will be paid by us (select one of the following):

☐ On the Facility Start Date and, thereafter, on the first business day of each calendar month.

☐ On the Facility Start Date and, thereafter, on the first business day of each calendar quarter.

(hereinafter: the “Fee Payment Dates”)

If the Fee is debited from the account in advance in respect of a period during which the Credit Facility will not be in effect, the account will be credited with the pro rata amount in respect of such period.

3.3.5	Small Business that is reclassified as a Large Business

As of the date of the drawing up of this Application, for the purpose of managing the account and in accordance with the information provided by us to the Bank, we are defined in the books of the Bank as a Small Business. If our definition in the books of the Bank is changed at any time for the purpose of managing the account from a Small Business to a Large Business (hereinafter, respectively: the “Updated Classification” and the “Update Date”), then, from the Update Date and for as long as the Updated Classification applies to us:

3.3.5.1

If it is provided in Section 3.3.2 above that the Fee will be collected as provided in the small businesses fee list of the Bank, then, from the Update Date and for as long as the Updated Classification applies to us, the amount of the fee specified in section 3.3.2 above will be changed and will be as provided in the large business fee list of the Bank (this percentage and also the amount of the Fee that is derived from it may be changed from time to time, inter alia, if there is a change in the large businesses fee list of the Bank). As of the date of the drawing up of this Application, the annual amount of the allocation of credit – large business fee is . The annual amount of the Fee will be calculated as the product of the Revalued Facility Amount and the annual amount of the Fee specified in this Section 3.3.5.1 above. As of the date of the drawing up of this Application, the amount of the allocation of credit – large business fee is NIS per year.

3.3.5.2

If it is provided in Section 3.3.2 above that the fee will be collected in accordance with that which is agreed between us and the Bank, the amount of the Fee that is specified in Section 3.3.2 above will not change.

If a fee for the allocation of credit (small business) is debited from the Account in respect of any period that falls after the Update Date, then, on the Update Date the Account will be credited with the proportionate amount of the fee paid in respect of the period after the Update Date. From the Update Date (and for as long as the Updated Classification applies to us), we will pay the fee for the allocation of credit (large business) proximate to the beginning of (select one of the following):

☐ Each calendar month, in respect of the previous month.

☐ Each calendar quarter, in respect of the previous quarter.

4.	Interpretation and definitions
4.1	The section headings in this Application are provided for the sake of convenience only and may not be used for the purpose of the interpretation of that stated in this Application.
4.2	The appendices to this Application constitute an integral part hereof and are equally as binding as the rest of its terms.
4.3	In any case in which the Bank may perform any act pursuant to this Application, it is not required to do so.
4.4	Application and the other Credit Documents will complement each other and will be interpreted as being supplemental to each other.
4.5

If a discrepancy is discovered between the terms and conditions stated in this Application and those in the other Credit Documents in respect of any of the matters addressed in this Application, the provisions of this Application will control, unless explicitly provided otherwise.

4.6

The rights of the Bank pursuant to this Application stand alone and are independent of each other and are further and in addition to, and do not derogate from, any right that the Bank has or will have by law or under any other document that has been or will be signed by us in favor of the Bank, including the Account Opening Documents (hereinafter: the “Additional Documents”).

4.7

Nothing stated in this Application exempts us from any obligation. The Bank may exercise its rights and take all measures against us that are made available to the Bank under this Application, the Additional Documents and under any law.

4.8	Unless expressly stated otherwise, the terms included in this Application will have the meaning set forth against them below:
4.8.1	“Credit” – Any credit that is utilized by us on account of the Credit Facility.
4.8.2	“this Application”– This application for the allocation of a credit facility.
4.8.3

“Representative Rate” – As of each relevant calculation date – the representative exchange rate for the relevant foreign currency most recently published by the Bank of Israel before the day on which the calculation is made or, if the Bank of Israel does not publish the representative exchange rate for the relevant foreign currency on the customary date, another exchange rate for that foreign currency that is most recently published by a competent authority before the date on which the calculation is made and which will be determined by the Bank to be the representative rate for that foreign currency for all of the customers of the Bank.

4.8.4	“Fee Rules” – The Banking Rules (Service to the Customer) (Fees), 5768-2008
4.8.5

“Credit Documents” – This Application, the documents for the opening of the Facility Accounts, all of the other documents that we have signed or will sign in connection with the Credit and any other document that is intended to amend or replace any such documents or that is expressly provided to constitute part of any of them.

4.8.6

“Credit Amounts” – Any amount that we owe or will owe to the Bank in respect of, or in connection with, the Credit Facility and the Credit, including amounts of principal, interest, default interest, fees, expenses, linkage differentials and any other amount pursuant to any of the Credit Documents.

4.8.7

“Bank of Israel Interest Rate” – The interest rate, whatever it may be from time to time, at which the Bank of Israel lends money to the banking corporations or borrows money from them. Such interest rate is determined by the monetary committee of the Bank of Israel and published by it.

4.8.8      “Overdraft Facility Amounts” – The aggregate amount of all of the overdraft facilities that have been allocated to us on account of the Credit Facility in the Facility Accounts, if any, and that are in effect on the relevant date.

4.8.9

“Unutilized Daily Balance” – The Revalued Facility Amount less all of the balances of the Credit Amounts (that are not on account of a Credit Facility allocated in a current account) that have been made available to us on account of the Credit Facility in any of the Facility Accounts and that have not yet been repaid by the relevant calculation date (even if the agreed repayment date of any such Credit Amounts has not yet arrived).

4.8.10	“Revalued Facility Amount” – The Facility Amount less the Overdraft Facility Amounts, if any are allocated on account of the Credit Facility, that are in effect on the relevant calculation date.
4.8.11	“Large Business” – A corporation that is not a Small Business.
4.8.12	“Small Business” – As this term is defined in the Fee Rules.
4.8.13

“Buying Rate Prevailing at the Bank” – The exchange rate for “transfers/checks – buying” that is published from time to time by the Bank on the Branch Board and on the website of the Bank and that relates, as the case may be, to the sale of foreign currency by us to the Bank on any relevant date less the conversion fee, any tax, levy or mandatory or other payments and the like.

Additional terms:

We, the undersigned, confirm that the Bank provided us with a copy of this Application and gave us a reasonable opportunity to review it before we signed it.

Name of Customer 1	This document is signed on behalf of Customer 1 through its authorized signatories and on the dates specified below:
ODDITY TECH LTD	Name of Authorized Signatory	Identification No.	Date	Signature(s) of Authorized Signatory/Signatories + Stamp of Corporation
	noa frig ben david	514936269	31-12-25 | 13:34 ISST	/s/ Noa Frig Ben-David

Name of Customer 2	This document is signed on behalf of Customer 2 through its authorized signatories and on the dates specified below:
	Name of Authorized Signatory	Identification No.	Date	Signature(s) of Authorized Signatory/Signatories + Stamp of Corporation

Name of Customer 3	This document is signed on behalf of Customer 3 through its authorized signatories and on the dates specified below:
	Name of Authorized Signatory	Identification No.	Date	Signature(s) of Authorized Signatory/Signatories + Stamp of Corporation

Name of Customer 4	This document is signed on behalf of Customer 4 through its authorized signatories and on the dates specified below:
	Name of Authorized Signatory	Identification No.	Date	Signature(s) of Authorized Signatory/Signatories + Stamp of Corporation